EXHIBIT 10.1

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of March, 2009, by and among HAWK CORPORATION, a Delaware corporation (“Hawk”), Friction Products Co., an Ohio corporation (together with Hawk, “Employer”) and RONALD E. WEINBERG (“Employee”).
RECITALS
A.  The parties were previously parties to (i) an employment agreement dated June 30, 1995 (the “Original Agreement”), (ii) Amendment No. 1 to the Original Agreement dated October 24, 2000 (“OA Amendment No. 1”), and (iii) Amendment No. 2 to the Original Agreement dated May 31, 2001 (“OA Amendment No. 2,” and together with the Original Agreement and OA Amendment No. 1, the “Amended Original Agreement”).
B.  The parties amended and restated the Amended Original Agreement in the Amended and Restated Employment Agreement dated as of December 31, 2001 (the “Effective Date”) between Employer and Employee (the “Amended and Restated Employment Agreement”).
C.  The parties amended the Amended and Restated Employment Agreement in Amendment No. 1 to the Amended and Restated Employment Agreement dated as of March 4, 2004 (“AREA Amendment No. 1”) and in Amendment No. 2 to the Amended and Restated Employment Agreement dated as of December 31, 2008 (“AREA Amendment No. 2,” and together with the Amended and Restated Agreement and AREA Amendment No. 1, the “Amended AREA”).
D.  The parties desire to further amend and restate the Amended AREA in its entirety as set forth in this Agreement.
NOW THEREFORE, in consideration of the premises and the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Employer and Employee amend and restate the Amended AREA, as follows:
1.  EMPLOYMENT.  Employer hereby employs Employee and Employee agrees to be employed by Employer for a period commencing on March 15, 2009 and terminating on December 31, 2014.  Such period, together with the period of any extension or renewal upon the mutual agreement of Employer and Employee of such employment, is herein referred to as the “Employment Period.”
2.  COMPENSATION AND BENEFITS.  Provided that Employee’s employment hereunder is not terminated in accordance with this Agreement, during the Employment Period
Employee shall receive as compensation each of the following:
(a)  Salary:  Employee shall receive a salary at the annual rate of $750,000, payable not less frequently than semi-monthly in accordance with Employer’s payroll procedures (as adjusted from time to time, “Base Wages”).  To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other interpretive guidance issued thereunder, each as in effect from time to time (collectively, “Section 409A”), in no event shall any portion of the Base Wages be paid later than March 15 of the calendar year following the calendar year in which the Base Wages were earned and accrued.
(b)  Employee Benefit Programs:  Employee shall have the right to participate, subject to any applicable eligibility requirements, in all corporate employee benefit programs offered to executive employees by Employer and any other plans made available by Employer in the future to its executives and key management employees, including, if any, Employer’s 401(k) plan, health and life insurance programs and non-contributory defined benefit plans.
(c)  Executive Bonus:  During each year of the Employment Period, Employee may receive a bonus as determined in the sole discretion of the Compensation Committee of the Board of Directors (“Board”) of Employer) which bonus could be pursuant to an annual incentive plan or otherwise.  To ensure compliance with Section 409A, the bonus payment payable under this Section 2(c) shall be paid no later than March 15 of the calendar year following the calendar year in which the amount was earned and accrued.
(d)  Business Expenses:  Employer shall promptly reimburse Employee for all reasonable and necessary business expenses incurred by Employee on behalf of Employer and its parent, wholly-owned subsidiaries or affiliated entities during the Employment Period, or such other expenses as are approved from time to time by the Compensation Committee.  Employee shall submit to Employer appropriate expense reports that detail such expenses and include copies of receipts where appropriate.  To ensure compliance with Section 409A, reimbursed business expenses for each calendar year shall be paid no later than March 15 of the calendar year following the calendar year in which those expenses were incurred by Employee.
(e)  Automobile Expenses:  Employee shall be entitled to receive a car allowance in the amount determined by the Compensation Committee, but not less than the amount presently paid, payable semi-monthly.  Employer shall provide property and liability insurance on Employee’s automobile and reimburse Employee for the reasonable maintenance and repair costs incurred with respect to Employee’s automobile.  To ensure compliance with Section 409A, (i) car allowance amounts shall be paid no later than March 15 of the calendar year following the calendar year in which Employee’s right to each amount accrued and (ii) reimbursed maintenance and repair costs shall be paid no later than March 15 of the calendar year following the calendar year in which those expenses were incurred by Employee.
(f)  Insurance:  For the Employment Period (and any renewal thereof), Employer shall continue to maintain and pay the premiums on the insurance policies issued by Massachusetts Mutual (Policy Numbers 71395270 and 6251966), or such other similar policies as may be agreed by Employee. Such insurance policies shall continue to be subject to the applicable split-dollar agreements between Employer and Employee.
3.  ADJUSTMENTS TO COMPENSATION.
(a)  The Board, or the Compensation Committee, will review Employee’s Base Wages no less than annually at which time it will determine increases, if any, to Employee’s Base Wages.  Base Wages cannot be reduced except by mutual agreement between Employer and Employee.
(b)  Employee hereby authorizes Employer to withhold and withdraw from amounts payable to Employee under this Agreement all applicable amounts required by federal, state and local laws.
4.  DUTIES.  Employee shall, during the Employment Period, serve as Chief Executive Officer, Chairman of the Board or both Chairman of the Board and Chief Executive Officer of Employer, as may be determined by Employee and Employer, or in any other capacity as the Board may request and Employee shall mutually agree to serve from time to time, provided, however, that Employee’s duties and responsibilities shall be the same as are customarily assigned to the Chairman of the Board and Chief Executive Officer, including overseeing the management, operating strategies and profitability of the business.  Employee shall not be required to devote substantially all of his time and efforts to the business and affairs of Employer so long as Employee substantially performs the duties and functions provided for herein to the best of his ability and skill in such a manner as to promote the best interests of Employer.  Employee further agrees to serve as a director on the boards of directors of Employer’s subsidiaries or affiliated entities and in one or more executive offices of any of Employer’s subsidiaries or affiliated entities.
5.  DEATH OF EMPLOYEE.
(a)           In the event Employee should die during the Employment Period and:
(i)           at the time of Employee’s death, Employee has a wife, then:  (A) Employer shall pay to Employee’s wife the amount of bonus which Employee would have received under Section 2(c) hereof for the year of Employee’s death which shall be prorated for the portion of the year ending upon the date of death; and (B) Employer shall continue to provide and/or pay for the existing health care coverage to Employee’s wife to the maximum extent allowable in all respects under applicable law for the balance of the Employment Period or until Employee’s surviving spouse attains the age of sixty-five (65) years, whichever is longer; provided, however, that when Employee’s surviving spouse attains the age of sixty-five (65) years, Medicare shall be the primary provider of medical coverage and the existing health care coverage shall be the secondary payor; and provided further, however, that the combined benefits of Medicare and the Medicare supplemental policy shall be substantially the same as then available under the Employer’s existing health care coverage for active employees; or
(ii)           at the time of Employee’s death, Employee has no wife, then Employer shall:  (A) for a period of two (2) years, continue to pay Employee’s Base Wages at the same monthly amount earned by Employee immediately prior to his death to Employee’s beneficiaries or estate; and (B) pay to Employee’s beneficiaries or his estate, the amount of bonus which the Employee would have received under Section 2(c) hereof for the year of Employee’s death which shall be prorated for the portion of the year ending upon the date of death.
(b)           To ensure compliance with Section 409A, Employer shall pay:
(i)           any amount payable under Section 5(a)(i)(A) or 5(a)(ii)(B) by no later than March 15 of the calendar year following the year of Employee’s death;
(ii)           all amounts payable under Section 5(a)(ii)(A) semi-monthly in accordance with Employer’s payroll procedures as in effect on the date of this Agreement beginning with the first month following the month of Employee’s death; and
(iii)           to the extent that any continued payments or reimbursements of health care coverage under Section 5(a)(i)(B) above are deemed to constitute taxable compensation, any such payment due to Employee’s wife shall be paid on or before the last day of the calendar year following the calendar year in which the related expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the right of Employee’s wife to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.
6.  DISABILITY OF EMPLOYEE.
(a)           In the event that Employee becomes “mentally or physically disabled” (as hereinafter defined) during the Employment Period, Employer shall continue to pay Employee’s Base Wages to Employee semi-monthly in accordance with Employer’s payroll procedures as in effect on the date of this Agreement for the remainder of the year during which the disability begins beginning with the first payroll period after the onset of the disability, at the same monthly rate earned by Employee immediately prior to his disability.  The amount of the bonus which Employee is to receive under Section 2(c) hereof for the year of the onset of the disability shall be determined and paid as if Employee has not been disabled.  To ensure compliance with Section 409A, Employer shall pay any bonus amount payable for the year of the onset of the disability by no later than March 15 of the calendar year following the year of the onset of the disability.  In the event that Employee becomes “mentally or physically disabled” (as hereinafter defined) during the Employment Period, after the year of the onset of the disability, Employer shall provide the following to Employee:  (i) disability wage continuation payments, for the remainder of Employee’s life, equal to, on an annual basis, sixty percent (60%) of the average annual Employee’s Base Wages for the previous three consecutive years of employment prior to the year of the onset of the disability with Employer, less applicable withholding taxes, payable not less frequently than semi-monthly (“Disability Wage Continuation Payments”) and (ii) annual bonus payments, for the remainder of Employee’s life, equal to sixty percent (60%) of Employee’s average annual bonus payment for the previous three consecutive years of employment with the Employer (as such bonus is determined in accordance with Section 2(c)), less applicable withholding taxes (“Bonus Continuation Payments”); provided that the Disability Wage Continuation Payments and Bonus Continuation Payments shall be reduced by the amount of any insurance payments made to Employee or his spouse under any insurance plans provided and paid for by Employer or any of its subsidiaries or affiliates.  If Employee shall die prior to December 31, 2014, but after Employee becomes mentally or physically disabled, then the provisions of Section 5 hereof shall apply.
(b)           For purposes of this Agreement, Employee shall become “mentally or physically disabled” as of the time the Board shall find, on the basis of medical evidence satisfactory to the Board, in its sole discretion, that as a result of a mental or physical condition Employee is unable to substantially perform his normal duties of employment hereunder or is prevented from engaging in substantially the same level of performance as he engaged in prior to the onset of such condition, and that such disability is likely to continue for a substantial period of time.  Employee shall submit to an examination by a physician, selected at the discretion of the Board and paid for by the Employer, as is necessary to obtain the medical evidence needed by the Board to determine whether Employee has become “mentally or physically disabled.”  Employee hereby waives the confidentiality of the results or conclusions of such medical examination and shall take such action as is necessary to disclose the results or conclusions of such examination to the Board.  In the event Employee fails to submit to such examination or to take the necessary action to disclose the results of the examination, Employee shall be deemed to be “mentally or physically disabled.”
(c)           To ensure compliance with Section 409A, Employer shall pay:
(i)           all Disability Wage Continuation Payments payable under Section 6(a)(i) semi-monthly in accordance with Employer’s payroll procedures as in effect on the date of this Agreement beginning with the first month of the calendar year after the year of the onset of the disability; and
(ii)           all Bonus Continuation Payments payable under Section 6(a)(ii) on March 15 of the calendar year following the year in which each amount is earned and accrued.
7.  TERMINATION.
(a)  Employer may terminate Employee’s employment under this Agreement at any time for cause, which shall include only the following:  (i) Employee’s engaging in fraud, misappropriation of funds, embezzlement or like conduct committed against Employer; (ii) Employee’s conviction of a felony; or (iii) Employee’s willful or intentional material breach of this Agreement that has a material economic effect on Employer.
(b)  Employee’s employment under this Agreement may be terminated by Employer in the event of Employee’s voluntarily leaving the employ of Employer.
(c)  Employee may terminate his employment under this Agreement for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions (the “Good Reason Conditions”) arising without the consent of Employee:
(i)           Any action by Employer which results in a material diminution in Employee’s authority, duties or responsibilities;
(ii)           A material change in geographic location at which Employee must perform the duties as set forth in Section 4 above;
(iii)           A material diminution in Employee’s Base Wages;
(iv)           A material diminution in the authority, duties, or responsibilities of any person to which Employee is required to report, including a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board;
(v)           A material diminution in the budget over which Employee retains authority; or
(vi)           Any other action or inaction that constitutes a material breach of the terms of this Agreement, as amended.
In the event of the occurrence of any Good Reason Condition, Employee shall provide to Employer written notice of the existence of the Good Reason Condition within a period not to exceed 90 days of its initial existence.  Employer shall have a period of not less than 60 days during which it may remedy the Good Reason Condition.
(d)           If Employer terminates the employment of Employee:
(i)           for cause under Section 7(a) above, then Employer shall not be obligated to make any further payments to Employee under this Agreement or otherwise (including, without limitation, any accrued and unpaid bonuses and severance benefits), except for amounts of any earned and unpaid Base Wages;
(ii)           under Section 7(b) above, then Employer and/or its successor (whether direct or indirect, by purchase, merger, consolidation, by operation of law or otherwise), shall be obligated to continue to pay Employee the Base Wages through the date that Employee voluntarily leaves the employ of Employer; provided, however, that Employee shall not be entitled to any bonus payments; or
(iii)           for any reason other than for cause as set forth in Section 7(a) above or in the event of Employee’s voluntarily leaving the employ of Employer as set forth in Section 7(b), then Employer and/or its successor (whether direct or indirect, by purchase, merger, consolidation, by operation of law or otherwise), shall continue to provide and/or pay for the existing health care coverage to Employee for the remainder of the Employment Period and shall pay Employee, in a lump sum payment within 30 days after Employee’s termination, (A) the Base Wages for the remainder of the Employment Period, and (B) an amount equal to the total annual bonuses that Employee received from Employer for the number of years preceding the year of termination equal to the number of years remaining in the Employment Period; provided, however, that, for purposes of calculating the amounts due to Employee under this Section 7(d)(iii), in no event shall the remainder of the Employment Period be deemed to be less than three (3) years.
For example purposes only, if Employer terminates Employee in accordance with this Section 7(d)(iii) on January 1, 2010, then Employee would be entitled to (1) continuing (provided or paid for) health care coverage until December 31, 2014 or for five (5) years, and (2) a lump sum payment within 30 days after termination equal to (a) five (5) years of Employee’s Base Wages and (b) an amount equal to his bonuses received for the five (5) years preceding his termination date – 2005, 2006, 2007, 2008 and 2009.  If Employer terminates Employee in accordance with this Section 7(d)(iii) on January 1, 2012, , then Employee would be entitled to (1) continuing (provided or paid for) health care coverage until December 31, 2014 or for two (2) years, and (2) a lump sum payment within 30 days after termination equal to (a) three (3) years of Employee’s Base Wages and (b) an amount equal to his bonuses received for the three (3) years preceding his termination date – 2009, 2010, and 2011.
(e)           If Employee terminates Employee’s employment for “Good Reason” under Section 7(c) above, then Employer and/or its successor shall have the same obligations to Employee as are described in Section 7(d)(iii) above; provided that the obligations under Section 7(d)(iii) shall be payable only if Employee terminates Employee’s employment on a date not later than one year following the initial existence of the Good Reason Condition constituting the basis of Employee’s termination for Good Reason.
(f)           To ensure compliance with Section 409A, Employer shall pay:
(i)           all amounts payable under Sections 7(d)(i) and (ii) semi-monthly in accordance with Employer’s payroll procedures as in effect on the date of this Agreement; provided, however that no amount payable under Section 7(d)(i) or (ii) shall be paid later than March 15 of the calendar year following the year of Employee’s termination of employment with Employer; and
(ii)           all amounts payable under Section 7(d)(iii) constituting Base Wages and bonus payments in a lump sum within 30 days after Employee’s termination; provided, however, that no such amount shall be paid later than March 15 of the calendar year following the year of Employee’s termination of employment with Employer; and
(iii)           to the extent that any continued payments or reimbursements of health care coverage under Section 7(d)(iii) above are deemed to constitute taxable compensation to Employee, any such payment due to Employee shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.
(g)           In the event that Employee’s employment with Employer is terminated by Employer or by Employee, the parties agree that the provisions of Sections 7(d), 7(e), 8 through 17 and 20 through 29 hereof shall survive such termination and continue in full force and effect.
8.  NON-COMPETITION.  Employee recognizes and acknowledges that the business of Employer is the manufacture, marketing and development of friction materials, metal stampings, fuel cells and businesses related thereto.  Employee agrees that within the United States, Canada, Italy and China and any other location in which Employer engaged in all or part of the above-described business at any time during the Employment Period, and for two (2) years from and after the date of the termination of Employee’s employment hereunder (the “Restricted Period”), Employee shall not, in any manner, directly or indirectly on behalf of himself or any other person, firm, business or corporation:
(a)  establish, operate or engage in, financially or otherwise, as an owner, partner, shareholder, officer, director, licensor, licensee, principal, agent, employee, trustee, consultant or in any other relationship or capacity, the business of the Employer; provided, however, that the ownership of, or investments in, at no time exceeding 5% of the issued and outstanding capital stock of an entity shall not constitute a breach of the prohibitions hereunder;
(b)  request or instigate any account or customer of Employer or its subsidiaries or affiliates to withdraw, diminish, curtail or cancel any of its business with Employer or its subsidiaries or affiliates; or
(c)  hire, solicit, or encourage to either leave the employment of or cease working with Employer or its subsidiaries or affiliates  any then current employee of Employer or its subsidiaries or affiliates.
In the event of Employee’s breach of any provision of this Section, the running of the Restricted Period shall be automatically tolled (i.e., no part of the Restricted Period shall expire) from and after the date of the first such breach.
9.  CONFIDENTIAL INFORMATION.  Employee recognizes and acknowledges that confidential information, including, without limitation, information, knowledge or data: (a) of a business nature such as, but not limited to, information about cost, price, rates, profits, purchasing, suppliers, advertising, customers, sales, marketing, promotion, compensation, employment, personnel, including information regarding present and prospective customers and the business affairs and financial condition of Employer; (b) of a technical nature such as, but not limited to, methods, know-how, processes and research; (c) pertaining to future developments such as, but not limited to, research and development projects and future marketing, advertising or promotion; (d) pertaining to trade secrets of Employer; and including all other matters which Employer treats as confidential (the items described above being hereafter collectively referred to as “Confidential Information”), are valuable, special and unique assets of Employer.  During and after the Restricted Period, Employee shall keep secret and retain in strictest confidence, shall not use for the benefit of himself or others except in connection with the business and affairs of Employer, any and all Confidential Information learned or obtained by Employee before or after the date of this Agreement, and shall not disclose such Confidential Information to anyone outside of Employer either during or after employment by Employer, except as required in the course of performing duties of his employment with Employer, without the express written consent of Employer or as required by law.  For the purposes of the above disclosure exception, it is expressly recognized that, during the Employment Period, Employee’s duties include, without limitation, providing certain information about Employer to bankers, investors, the press, governmental agencies, and other members of the financial community in general, and such dissemination of information will not constitute a violation of this Section 9.  Notwithstanding anything to the contrary, Employee shall not be obligated (a) to preserve confidentiality of Confidential Information that becomes publicly available other than by the unauthorized disclosure by Employer, or (b) of any business or management process utilized by Employee during his employment, provided that no trade secret is disclosed.
10.  PROPERTY OF EMPLOYER.  Employee agrees to deliver promptly to Employer all manuals, letters, notes, notebooks, reports, computer programs and files, memoranda, customer and supplier lists and all other materials relating in any way to the business of Employer and in any way obtained by Employee during the period of his employment with Employer which are in his possession or under his control, and all copies thereof, (a) upon termination of Employee’s employment with Employer, or (b) at any other time at Employer’s request.  Employee further agrees that he will not make or retain any copies of any of the foregoing and that he will so represent to Employer upon termination of his employment hereunder.
11.  RIGHTS AND REMEDIES UPON BREACH.  Both parties recognize that the rights and obligations set forth in this Agreement are special, unique and of extraordinary character.  If Employee breaches, or threatens to commit a breach of any of the provisions of Sections 8 through 10 hereof (hereinafter referred to as the “Restrictive Covenants”), then Employer shall have the right and remedy to injunctive relief which right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Employer pursuant to this Agreement, any applicable law or in equity.  The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will not provide adequate remedy to Employer.  As to the covenants contained in Section 9 hereof, specific performance shall be for a period of time equal to the unexpired portion of the Restricted Period, giving full effect to the tolling provision of Section 9 hereof, and beginning on the earlier of the date on which the court’s order becomes final and nonappealable or the date on which all appeals have been exhausted.
12.  DISCLOSURE.  Employer may notify anyone employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement and of the Restrictive Covenants.
13.  INDEMNIFICATION.
(a)  Employer shall indemnify Employee (and his legal representative or other successors) to the fullest extent provided by the articles or certificate of incorporation and by-laws or code of regulations (or other governing document) of Employer and any wholly-owned subsidiary, as may be amended or restated from time to time.
(b)  Employee shall indemnify Employer against any and all losses incurred by Employer as a result of Employee’s acts of willful misconduct or fraud.
14.  ASSIGNMENTS.  This Agreement is a personal services contract and it is expressly agreed that (a) the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated (other than by will or the laws of descent and distribution), and (b) the rights and obligations of Employer hereunder shall be assigned and shall be binding upon any successor to the interests of Employer, whether direct or indirect, by purchase, merger, consolidation, by operation of law or otherwise.
15.  BINDING EFFECT.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and permitted successors and assigns.
16.  SEVERABILITY.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
17.  BLUE-PENCILING.  If at any time it shall be determined that any of the provisions of this Agreement are unreasonable as to time or area, or both, by any court of competent jurisdiction, Employer shall be entitled to enforce such provision for such period of time and within such area as may be determined to be reasonable by such court.
18.  REPRESENTATIONS OF EMPLOYEE.  Employee represents and warrants, on behalf of himself, his immediate family and any person, firm or corporation in which he has a substantial interest, that:
(a)  they are not indebted to Employer in any amount whatsoever;
(b)  they do not, and will not during the Restricted Period, have any direct or indirect ownership interest in any entity with which Employer has a business relationship or competes with Employer; provided, however, that the ownership of, or investments in, at no time exceeding 5% of the issued and outstanding capital stock of an entity shall not constitute a breach of this representation and warranty and the question as to whether a company competes with Employer shall be determined by the Board, and such determination shall be final;
(c)  they are not and will not become, during the Employment Period, directly or indirectly, interested in any material contract with Employer (other than this Agreement); and
(d)  the execution of this Agreement or his employment by Employer will not breach any agreement or covenant entered into by him that is currently in effect.
19.      CONFLICTS OF INTEREST.  In the event that Employee engages in or contemplates engagement in a transaction which does affect or could affect the business of Employer, Employee agrees to immediately disclose in writing to the Board all material information relating to same.
20.      SECTION 409A.
(a)           To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.
(b)           If Employee is a “specified employee” (within the meaning of U.S. Treasury Regulation Section 1.409A-1(i)), as determined by Employer in accordance with Section 409A, as of the date of Employee’s separation from service (within the meaning of U.S. Treasury Regulation Section 1.409A-1(h)), to the extent that the payments or benefits under this Agreement are subject to Section 409A and the delayed payment or distribution of all or any portion of those amounts to which Employee is entitled under this Agreement, exclusive of any amount that is permitted to be distributed under U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 20(b) shall be paid or distributed (without interest) to Employee in a lump sum on the earlier of (i) the date that is six (6) months following termination of Employee’s employment, (ii) a date that is no later than thirty (30) days after the date of Employee’s death, or (iii) the earliest date as is permitted under Section 409A.  For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein.  Any remaining payments due under this Agreement shall be paid as otherwise provided in this Agreement.
(c)           For purposes of Section 409A (including, without limitation, for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive the installment payments described in Sections 5(a)(ii)(A) and 6(a) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.
(d)           Notwithstanding anything herein to the contrary, to the extent any of the amounts payable under Sections 5(a)(ii)(A), 6(a), and 7(d)(iii) are treated as non-qualified deferred compensation subject to Section 409A, then no portion of such amounts shall be payable to Employee unless Employee’s termination of employment constitutes a “separation from service,” as defined in U.S. Treasury Regulation Section 409A-1(h) (and any successor provision thereto).
(e)           To the maximum extent permitted by applicable law, the amounts payable to Employee under this Agreement shall be made in reliance upon U.S. Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or U.S. Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).
21.           PARACHUTE PROVISIONS.  If any amount payable to or other benefit receivable by the Employee pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by Employee which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Employee of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which the Employee is entitled under this Agreement, the Employee shall be paid by the Employer an amount in cash equal to the sum of the excise taxes payable by the Employee by reason of receiving Parachute Payments plus the amount necessary to put the Employee in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 21) as if no excise taxes had been imposed with respect to Parachute Payments.  The amount of any payment under this Section 21 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Employee and the Employer, the computation expenses of which shall be paid by the Employer.  “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Code.
22.           ACKNOWLEDGMENT.  Employee acknowledges that:  (a) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (b) he understands the consequences of each and every term of this Agreement; (c) he has had sufficient time and an opportunity to consult with his own legal advisor prior to signing this Agreement; (d) he had other employment opportunities at the time he entered into this Agreement; (e) he specifically understands that by signing this Agreement he is giving up certain rights he may have otherwise had, and that he is agreeing to limit his freedom to engage in certain employment during and after the termination of this Agreement; and (f) the limitations to his right to compete contained in this Agreement represent reasonable limitations as to scope, duration and geographical area, and that such limitations are reasonably related to protection which Employer reasonably requires.
23.           NOTICES.  All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to:
Employer:                               Board of Directors
Hawk Corporation
200 Public Square, Suite 1500
Cleveland, Ohio 44114-2301

Copy to:                 Byron S. Krantz, Esq.
Kohrman Jackson & Krantz PLL.
One Cleveland Center
1375 East Ninth Street, 20 Floor
Cleveland, Ohio 44114

Employee:                              Ronald E. Weinberg
                928 Chestnut Run
               Gates Mills, Ohio 44040

24.           CAPTIONS.  The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any provision hereof.
25.           GOVERNING LAW.  This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Ohio.
26.           SUBMISSION TO JURISDICTION.  Employer may enforce any claim arising out of or relating to this Agreement, or arising from or related to the employment relationship existing in connection with this Agreement in any state or federal court having subject matter jurisdiction and located in Cleveland, Ohio.  For the purpose of any action or proceeding instituted with respect to any such claim, Employee hereby irrevocably submits to the jurisdiction of such courts and irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to Employee and agrees that such service, to the fullest extent permitted by law, (a) shall be deemed in every respect effective service of process upon him in any such suit, action or proceeding, and (b) shall be taken and held to be valid personal service upon and personal delivery to him.  Nothing herein contained shall affect the right of Employer to serve process in any other manner permitted by law or preclude Employer from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action, Employee irrevocably waives, to the fullest extent permitted by law, any objection which he has or may have to the laying of the venue of any such suit, action or proceeding brought in any such court located in Cleveland, Ohio, and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.
27.           WAIVER OF BREACH.  The waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
28.           AMENDMENT.  This Agreement may be amended only in a writing executed by both parties hereto.
29.           ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties and this Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement, including without limitation the Amended AREA.  No course of conduct or dealing between the parties shall be deemed to amend this Agreement.
IN WITNESS WHEREOF, the undersigned have hereunto set their hand as of the date first written above.

“EMPLOYER” HAWK CORPORATION and FRICTION PRODUCTS CO.	“EMPLOYEE”
/s/Byron S. Krantz	/s/ Ronald E. Weinberg
Name: Byron S. Krantz	Name: Ronald E. Weinberg
Title: Secretary